March 9, 2018

Dear Member,

The Federal Home Loan of Des Moines (the “Bank”) is pleased to announce the election of Joe Kesler to the Bank’s board. On March 9, 2018, in accordance with Federal Housing Finance Agency regulations, the board of directors elected Mr. Kesler to serve the remaining two years of the four-year Montana member director term that became vacant on December 31, 2017. This term will expire on December 31, 2019.
Mr. Kesler serves as a director of First Montana Bank in Missoula, Montana, FHFA #11587, and served as president and CEO from 2005 to February 2018. He has a 40-year career in banking that began in 1978 as a national bank examiner with the Office of the Comptroller of the Currency. He has held positions in executive leadership since 1991, and served as CEO and regional president for Old National Bank from 1999 to 2005. Mr. Kesler has served as director of several business development corporations and state banking trade associations. He will serve on the Human Resources and Compensation and Finance and Planning committees of the Board in 2018.
The FHLB Des Moines board of directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.
If you have any questions about the election process, please contact Dara Queck, SVP/Director, Member and Financial Operations, at 515.281.1052.

Sincerely,

Dara Queck
SVP/Director, Member & Financial Operations
dqueck@fhlbdm.com